Exhibit 2.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Amendment”), dated as of January 23, 2015, is entered into by and among: (a) REGADO BIOSCIENCES, INC. a Delaware corporation (“Parent”); LANDMARK MERGER SUB INC., a Delaware corporation (“Merger Sub”), TOBIRA THERAPEUTICS, INC., a Delaware corporation (“Company”), and the Company Stockholders’ Agent. Capitalized terms used in this Amendment but not defined herein have the meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, the parties have previously entered into that certain Agreement and Plan of Merger and Reorganization dated as of January 14, 2015 (the “Merger Agreement”);

WHEREAS, the parties now desire to amend the Merger Agreement as set forth herein;

WHEREAS, pursuant to Section 9.2 of the Merger Agreement, the Merger Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the Company Stockholder Approval or the Parent Stockholder Approval, as applicable, no amendment may be made which by Legal Requirements requires further approval by such stockholders without such further approval;

WHEREAS, this Amendment does not require stockholder approval; and

WHEREAS, this Amendment has been approved by the respective boards of directors of Parent, Merger Sub and the Company.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

ARTICLE I

AMENDMENT OF MERGER AGREEMENT

1.1. The first sentence of Section 5.1(a) of the Merger Agreement is hereby deleted and replaced with the following:

“(a) As promptly as practicable after the date of this Agreement, and in any event no later than March 6, 2015, Parent, with Company’s cooperation, will prepare and cause to be filed with the SEC a proxy statement relating to the Parent Stockholders’ Meeting to be held in connection with the Parent Stockholder Approval Matters and other matters that may be mutually agreed upon between Parent and Company (together with any amendments thereof or supplements thereto, the “Proxy Statement”).”

1.2. Section 5.3(a) of the Merger Agreement is hereby deleted and replaced with the following:

“(a) Parent will take all action necessary under applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Parent Common Stock (the “Parent Stockholders’ Meeting”) to vote on (i) the issuance of shares of Parent Common Stock in the Merger and the Financing, and (ii) the Parent Amended and Restated Charter (collectively, the “Parent Stockholder Approval Matters”). The Parent Stockholders’ Meeting will be held as promptly as practicable following the date on which the Proxy Statement is cleared by the SEC; provided, however, notwithstanding anything to the contrary contained herein, Parent will have the absolute discretion to adjourn the Parent Stockholders’ Meeting without any consent requirement of Company for a period of sixty (60) days after the initial Parent Stockholders’ Meeting is held if necessary to obtain Parent Stockholder Approval. Parent will ensure that all proxies solicited in connection with the Parent Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.”

1.3. Section 5.11 of the Merger Agreement is hereby deleted and replaced with the following:

“Board of Directors and Officers of Parent. Parent will take all actions necessary, in consultation with Company, to cause the board of directors of Parent, immediately after the Effective Time, to consist of the Parent Appointees and the Company Appointees and will, prior to the Company sending the Information Statement, provide to legal counsel to Parent and Company, copies of executed resignation letters (effective as of the Effective Time) for all members of the board of directors to be held in escrow pending the identification of the Parent Appointees by Parent; provided, however, the parties acknowledge that so long as Parent remains a public reporting company, the board of directors of Parent will continue to satisfy applicable securities laws, including, without limitation, maintaining an independent audit committee, and the nominations by Company and Parent hereunder will allow Parent to comply with such applicable Legal Requirements. Each new member of the board of directors of Parent that was not a member of the board of directors of Parent immediately before the Effective Time shall enter into an indemnification agreement with Parent, on Parent’s standard form, within fifteen (15) days of their appointment. The executive officers of Parent immediately after the Effective Time and each of the Parent Appointees will be designated by Parent and each of the Company Appointees will be designated by Company as soon as practicable after the date of this Agreement (but in any event no later than March 6, 2015).”

1.4. Section 6.1(a) of the Merger Agreement is hereby deleted and replaced with the following:

“(a) [Reserved];”

ARTICLE II

CONTINUATION OF MERGER AGREEMENT

2.1. Except as expressly modified in Article 1, the Merger Agreement shall remain in full force and effect.

ARTICLE III

GENERAL

3.1. Amendment. This Amendment may be further amended by the parties hereto at any time by compliance with Section 9.2 of the Merger Agreement.

3.2. Headings. The headings contained in this Amendment are for convenience of reference only, shall not be deemed to be a part of this Amendment and shall not be referred to in connection with the construction or interpretation of this Amendment.

3.3. Counterparts. This Amendment may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. This Amendment may be delivered by facsimile or other electronic means, which shall constitute an original for all purposes.

3.4. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

3.5. Successors and Assigns. This Amendment will be binding upon: (a) Company and its successors and assigns (if any); (b) Parent and its successors and assigns (if any); (c) Merger Sub and its successors and assigns (if any); (d) the Company Stockholders’ Agent and its successors and assigns (if any); and (e) the Company Stockholders. This Amendment will inure to the benefit of: (i) Company; (ii) Parent; (iii) Merger Sub; (iv) the other Parent Indemnified Persons; and (v) the respective successors and assigns (if any) of the foregoing. No party may assign this Amendment or any of its rights, interests or obligations hereunder without the prior written approval of the other parties hereto.

3.6. Severability. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Amendment will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

REGADO BIOSCIENCES, INC.

By:	/s/ Michael Metzger
Name:	Michael Metzger
Title:	Chief Executive Officer, President and Chief Operating Officer

LANDMARK MERGER SUB INC.

By:	/s/ Michael Metzger
Name:	Michael Metzger
Title:	President

TOBIRA THERAPEUTICS, INC.

By:	/s/ Laurent Fisher, M.D.
Name:	Laurent Fischer, M.D.
Title:	Chief Executive Officer

BRENT AHRENS, as Company Stockholders’ Agent

By:	/s/ Brent Ahrens
Name:	Brent Ahrens
Title:	Member/Manager

SIGNATURE PAGE TO AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION